PROSPECTUS Dated March 26, 1998         Amendment No. 1 dated July 10, 1998 to
PROSPECTUS SUPPLEMENT                             Pricing Supplement No. 29 to
Dated April 6, 1998                       Registration Statement No. 333-46935
                                                           Dated June 30, 1998
                                                                 Rule 424(b)(3)
                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
             Euro Fixed/Floating Rate Senior Bearer Notes Due 2008

               The Global Medium-Term Notes, Series D (Euro Fixed/Floating Rate Senior Bearer Notes Due 2008) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Dean Witter & Co. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

               Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted to the Official List.

               The Notes are further described under"Description of Notes--Fixed Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

Principal Amount:              LIT 150,000,000,000

Maturity Date:                 July 15, 2008

Settlement and Date
      of Issuance:             July 15, 1998

Interest Accrual Date:         July 15, 1998

Issue Price:                   101.575%.  See "Plan of Distribution" below.

Specified Currency:            Italian Lira ("LIT")

Redemption Dates:              N/A

Initial Redemption
Percentage:                    N/A

Annual Redemption
Percentage Reduction:          N/A

Optional Repayment
Date(s):                       N/A

Total Amount of OID:           None

Original Yield to Maturity:    N/A

Initial Accrual Period OID:    N/A

Interest Rate:                 5% per annum for the period commencing on the
                               Date of Issuance to but excluding the Interest
                               Payment Date scheduled to occur on July 15, 2000.

                               For each Interest Reset Period commencing on the Interest Payment Date scheduled to occur on July 15, 2000 to but excluding the Maturity Date, the Interest Rate will be the greater of (i) 88% of the Reference Rate and (ii) the Minimum Interest Rate. Reference Rate means the 10 Year ITL Swap Rate (Mid) which appears on Telerate Page 42285 on each Interest Determination Date or, if such rate is replaced in connection with the substitution of Italian Lira by the euro, the designated successor rate.

Maximum Interest Rate:         N/A

Minimum Interest Rate:         4%

Interest Payment Dates:        Each July 15, commencing July 15, 1999, provided
                               that if any such day (except the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day.

Calculation Agent:             The Chase Manhattan Bank (London branch)

Denominations:                 LIT 100,000,000

                               LIT  10,000,000

                               LIT   1,000,000

Common Code:                   8884781

ISIN:                          XS0088847818

Other Provisions:

Initial Interest Reset Date:   July 15, 2000

Interest Reset Dates:          Each Interest Payment Date, commencing July 15,
                               2000.

Interest Reset Periods:       The period from and including an Interest Reset
                              Date to but excluding the immediately succeeding
                              Interest Reset Date

Interest Determination
Dates: For each Interest Reset Date, the second Business Day immediately preceding such Interest Reset Date

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER

Banca Popolare di Bergamo-Credito
             Banca Popolare Commercio e Industria Soc. Coop. a.r.l.
                                         Banca Sella S.p.A.
                                                      Credito Beramasco S.p.A.

                The Company has agreed to sell to the managers listed in this Pricing Supplement (the "Managers"), and the Managers severally agreed to purchase the principal amount of Notes set forth opposite their respective names below at a net price of 99.70% (the "Purchase Price"). The Purchase Price equals the Issue Price less a selling concession of 1.675% and a combined management and underwriting commission of 0.20% of the principal amount of the Notes. The Managers initially reoffered the Notes at a price of 99.90%.

                                                          Principal Amount of
Name                                                             Notes
----                                                      --------------------
Morgan Stanley & Co. International Limited..............  ITL139,000,000,000
Banca Popolare di Bergamo-Credito.......................       5,000,000,000
Banca Popolare Commercio e Industria Soc. Coop. a.r.l. .       2,000,000,000
Banca Sella S.p.A. .....................................       2,000,000,000
Credito Bergamasco S.p.A................................       2,000,000,000
    Total...............................................  ITL150,000,000,000
                                                          ==================

       Sales of the Notes to any person in the Republic of Italy may only be made in accordance with Italian securities, tax and other applicable laws and regulations. The offer, sale or delivery of the Notes or the distribution of copies of any offering document relating to the Notes may only be directed to professional investors, as defined in Article 4.1(A) of Consob Regulation No. 6430 of 26th August, 1992, as amended ("Regulation No. 6430"), provided the following conditions are satisfied: (A) such activities are carried out by or through one of the following authorised intermediaries: (1) investment companies and banks authorised to place and distribute securities in the Republic of Italy pursuant to Article 2 of the Legislative Decree No. 415 of 23rd July 1996 ("Legislative Decree No. 415") (or, effective from 1st July, 1998, Article 18 of Legislative Decree No. 58 of 24th February, 1998 ("Legislative Decree No. 58")); (2) foreign banks or financial institutions (the controlling shareholder of which is owned by one or more banks located in the same E.U. member state) authorised to place and distribute securities in the Republic of Italy pursuant to, respectively, Articles 16 and 18 of the Legislative Decree No. 385 of 1st September 1993 (the "Consolidated Banking Act"), in each case acting in compliance with the relevant provisions of Legislative Decree No. 415 (or, effective from 1st July, 1998, Legislative Decree No. 58) and related regulations and any other applicable laws and regulations; (B) it is in compliance with requirements of Consob Resolution No. 10942 of 30th September, 1997; (C) it is preceded and followed by the communications to Consob as required by Regulation No. 6430; (D) it is in compliance with Article 129 of the Consolidated Banking Act and with the relevant instructions of the Bank of Italy, pursuant to which placement of foreign securities is subject to prior notification to the Bank of Italy depending on the amount of the issue and the characteristics of the Notes to be issued; and (E) it will be conducted in accordance with any relevant limitations which the Bank of Italy or Consob may impose upon the offer or sale of the Notes. Notwithstanding the provisions above, the Managers will be permitted to carry out individual sales of Notes to Italian residents who, without receiving any solicitation in whatever form or by whatever means (so that it can be established that no offer has or may be deemed to have occurred thereto), directly approach the Managers to purchase the Notes therefrom.